UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 6, 2016
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Micron Technology, Inc. (“Micron”) previously reported that (1) Micron Technology B.V. (“Micron BV”), a wholly-owned subsidiary of Micron, Micron Semiconductor Taiwan Co. Ltd., a wholly-owned subsidiary of Micron BV (“Buyer”), and Inotera Memories, Inc. (“Inotera”) had entered into a Share Swap Agreement, dated February 3, 2016 (the “Share Swap Agreement”), pursuant to which Buyer will implement a 100% share swap pursuant to Article 29 of the Republic of China Mergers and Acquisitions Act and thereby acquire 100% of the issued and outstanding shares of Inotera (such transaction, the “Share Swap”); and (2) Micron and Nanya Technology Corporation (“Nanya”) entered into a Share Purchase Agreement, dated December 14, 2015 (as amended, the “Share Purchase Agreement”), pursuant to which Micron can require, subject to certain conditions, Nanya to purchase from Micron shares of Micron’s common stock in an amount that will result in proceeds to Micron of up to NT$31.5 billion (approximately $1 billion), with such proceeds being used to fund a portion of the consideration payable in the Share Swap.

Inotera manufactures DRAM products at its 300mm wafer fabrication facility in Taoyuan City, Taiwan and sells such products exclusively to Micron. Prior to December 6, 2016, Micron, indirectly through two of its wholly-owned subsidiaries, held 33% of the issued and outstanding Inotera shares, Nanya and certain of its affiliates together held 32% of the issued and outstanding Inotera shares, and the remaining issued and outstanding Inotera shares were publicly held.

Item 1.02.	Termination of a Material Definitive Agreement.

Upon the closing of the Share Swap the following material agreements were terminated:

•
Joint Venture Agreement, dated January 17, 2013, by and among Micron Semiconductor B.V., Numonyx Holdings B.V., Micron Technology Asia Pacific, Inc., Nanya and Inotera.  The Joint Venture Agreement governed the rights and obligations of the parties in connection with their ownership of shares of Inotera, including the respective rights to appoint the members of the Board of Directors of Inotera.  The Joint Venture Agreement also contained certain restrictions on the transfer and acquisition of shares of Inotera and certain buy/sell arrangements.

•
Facilitation Agreement, dated January 17, 2013, by and among Micron Semiconductor B.V., Numonyx Holdings B.V., Micron Technology Asia Pacific, Inc., Nanya and Inotera.  The Facilitation Agreement required Inotera to take certain actions to effectuate the intent of the parties under the Joint Venture Agreement with respect to, among other things, the nomination of executive officers.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 6, 2016, Buyer completed the Share Swap pursuant to the Share Swap Agreement. Buyer paid approximately $4.0 billion, net of cash and debt at Inotera, to acquire the Inotera shares not already owned by Micron, funded from (i) the proceeds from the sale on December 2, 2016, of 57,780,138 shares of Micron Common Stock to Nanya pursuant to the Share Purchase Agreement for approximately $1 billion, (ii) borrowing under a syndicated loan agreement with various Taiwanese banks of approximately $2.5 billion and (iii) cash on hand.

Item 8.01.	Other Events.

On December 6, 2016, Micron issued a press release announcing the closing of the Inotera Acquisition. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued on December 6, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	December 6, 2016	By:	/s/ Ernest E. Maddock
		Name:	Ernest E. Maddock
		Title:	Chief Financial Officer and Vice President, Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K

Exhibit	Description
99.1	Press release issued on December 6, 2016.